Loan and Security Agreement

                                by and between

                   CONGRESS FINANCIAL CORPORATION (Central)
                                   as Lender

                                      and

                       ALL-AMERICAN BOTTLING CORPORATION
                                  as Borrower




                            Dated:  August 7, 1997

                               TABLE OF CONTENTS

                                                                          Page


SECTION 1. DEFINITIONS                                                     -1-

SECTION 2. CREDIT FACILITIES                                              -13-

      2.1   Revolving Loans                                               -13-
      2.2   Letter of Credit Accommodations                               -14-
      2.3   Availability Reserves                                         -16-

SECTION 3. INTEREST AND FEES                                              -18-

      3.1   Interest                                                      -18-
      3.2   Closing Fee                                                   -19-
      3.3   Renewal Fee                                                   -19-
      3.4   Servicing Fee                                                 -19-
      3.5   Unused Line Fee                                               -19-
      3.6   Changes in Laws and Increased Costs of Loans                  -20-

SECTION 4. CONDITIONS PRECEDENT                                           -20-

      4.1   Conditions Precedent to Initial Loans and Letter of Credit
            Accommodations                                                -21-
      4.2   Conditions Precedent to All Loans and Letter of Credit
            Accommodations                                                -22-

SECTION 5. GRANT OF SECURITY INTEREST                                     -23-

SECTION 6. COLLECTION AND ADMINISTRATION                                  -24-

      6.1   Borrower's Loan Account                                       -24-
      6.2   Statements                                                    -24-
      6.3   Collection of Accounts                                        -24-
      6.4   Payments                                                      -25-
      6.5   Authorization to Make Loans                                   -26-
      6.6   Use of Proceeds                                               -26-

SECTION 7. COLLATERAL REPORTING AND COVENANTS                             -27-

      7.1   Collateral Reporting                                          -27-
      7.2   Accounts Covenants                                            -28-
      7.3   Inventory Covenants                                           -30-
      7.4   Equipment Covenants                                           -30-
      7.5   Power of Attorney                                             -31-
      7.6   Right to Cure                                                 -31-
      7.7   Access to Premises                                            -32-

SECTION 8. REPRESENTATIONS AND WARRANTIES                                 -32-

      8.1   Corporate Existence, Power and Authority; Subsidiaries        -32-
      8.2   Financial Statements; No Material Adverse Change              -32-
      8.3   Chief Executive Office; Collateral Locations                  -33-
      8.4   Priority of Liens; Title to Properties                        -33-
      8.5   Tax Returns                                                   -33-
      8.6   Litigation                                                    -33-
      8.7   Compliance with Other Agreements and Applicable Laws          -34-
      8.8   Environmental Compliance                                      -34-
      8.9   Employee Benefits                                             -34-
      8.10  Bank Accounts                                                 -35-
      8.11  Accuracy and Completeness of Information                      -35-
      8.12  Survival of Warranties; Cumulative                            -36-

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS                             -36-

      9.1   Maintenance of Existence                                      -36-
      9.2   New Collateral Locations                                      -36-
      9.3   Compliance with Laws, Regulations, Etc.                       -36-
      9.4   Payment of Taxes and Claims                                   -38-
      9.5   Insurance                                                     -39-
      9.6   Financial Statements and Other Information                    -39-
      9.7   Sale of Assets, Consolidation, Merger, Dissolution, Etc.      -41-
      9.8   Encumbrances                                                  -41-
      9.9   Indebtedness                                                  -42-
      9.10  Loans, Investments, Guarantees, Etc.                          -42-
      9.11  Dividends and Redemptions                                     -43-
      9.12  Transactions with Affiliates                                  -44-
      9.13  Additional Bank Accounts                                      -44-
      9.14  Compliance with ERISA                                         -44-
      9.15  Maintenance of Agreements                                     -45-
      9.16  Maintenance of Property                                       -45-
      9.17  Acquisition Expenditures                                      -45-
      9.18  Senior Bond Interest                                          -45-
      9.19  Working Capital                                               -46-
      9.20  Adjusted Pre-Tax Net Income                                   -46-
      9.21  Costs and Expenses                                            -46-
      9.22  Further Assurances                                            -47-

SECTION 10. EVENTS OF DEFAULT AND REMEDIES                                -47-

      10.1  Events of Default                                             -47-
      10.2  Remedies                                                      -49-

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVER AND CONSENTS; GOVERNING LAW   -50-

      11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial
            Waiver                                                        -50-
      11.2  Waiver of Notices                                             -52-
      11.3  Amendments and Waivers                                        -52-
      11.4  Waiver of Counterclaims                                       -52-
      11.5  Indemnification                                               -52-

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS                              -53-

      12.1  Term                                                          -53-
      12.2  Notices                                                       -55-
      12.3  Partial Invalidity                                            -55-
      12.4  Successors                                                    -56-
      12.5  Confidentiality                                               -56-
      12.6  Entire Agreement                                              -56-

                                   INDEX TO
                            EXHIBITS AND SCHEDULES


            Exhibit A         Information Certificate

            Exhibit B         Daily/Weekly Borrowing Base Certificate

            Exhibit C         Monthly Borrowing Base Certificate

            Exhibit D         1997 Budget Income Statement

            Schedule 8.4      Existing Liens

            Schedule 8.8      Environmental Compliance

            Schedule 8.9      Multiemployer Plans

            Schedule 8.10     Bank Accounts

            Schedule 9.10     Existing Loans, Advances and Guarantees

                          LOAN AND SECURITY AGREEMENT


      This Loan and Security Agreement dated as of August 7, 1997 is entered into by and between Congress Financial Corporation (Central), an Illinois corporation ("Lender") and All-American Bottling Corporation, a Delaware corporation ("Borrower").


                             W I T N E S S E T H:


      WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

      WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.    DEFINITIONS

      All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with
Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

      1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

      1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

      1.3 "Adjusted Pre-Tax Net Income" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to: (a) the income [loss] before income taxes for the period in question, plus (b) extraordinary gains for such period, and minus (c) any non-cash extraordinary losses for such period (to the extent, in the case of both (b) and (c) that the same are not included in the calculation of the amount reflected by (a) above).

      1.4 "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, ownership of, or control of the votes with respects to, 10% or more of the voting common equity (on a fully diluted basis) or warrants to purchase such equity (whether or not currently exercisable) of a Person will be deemed to be control of such Person.

      1.5 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or
(iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in
Section 2.2 hereof or (d) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

      1.6 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

      1.7 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit B or C hereto, as such form may from time to time be modified by Lender, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of Borrower acceptable to Lender and delivered to Lender.

      1.8 "Budget Income Statement" shall have the meaning set forth in Section 9.6(a) hereof.

      1.9 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the States of New York or Illinois or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

      1.10 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

      1.11 "Collateral" shall have the meaning set forth in Section 5 hereof.

      1.12 "Comparison Income Statement" shall have the meaning set forth in
Section 9.6(a) hereof.

      1.13 "Consolidated Net Income" of Borrower for any fiscal period shall mean the consolidated net earnings or loss of Borrower and its Subsidiaries as it would appear on a consolidated statement of earnings of Borrower for such fiscal period prepared in accordance with GAAP, provided, that (i) the results of operations of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisitions shall be excluded; (ii) the net income of any Person (other than a Subsidiary of Borrower of which 80% of the capital stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by Borrower directly or indirectly through one or more wholly-owned Subsidiaries of Borrower) shall be included only to the extent of the amount of cash, property, dividends or distributions actually paid to Borrower or a wholly-owned Subsidiary of Borrower during such period; (iii) any gain on the forgiveness of Indebtedness shall be excluded; and (iv) any one time or extraordinary gain shall be excluded.

      1.14 "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

          (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

          (b) such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them;

          (c) such Accounts comply with the terms and conditions contained in
Section 7.2(c) of this Agreement;

          (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

          (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, or, at Lender's option, either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

          (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

          (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

          (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

          (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

          (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise; provided, however, any Accounts of Full Service Beverage Corporation which are supported by a letter of credit or third party credit enhancement acceptable to Lender shall not be excluded from Eligible Accounts solely on the basis of this Section 1.14(j);

          (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

          (l) to the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

          (m) such Accounts are not owed by an account debtor which is a Franchisor (or an Affiliate of a Franchisor) which has terminated the franchise or distribution agreement or any rights with respect to which such Account arose;

          (n) such Accounts of a single account debtor or its Affiliates do not constitute more than fifteen (15%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

          (o) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

          (p) Lender determines in its reasonable discretion that collection of such Accounts is not insecure and that such Accounts are not likely to be unpaid by reason of the account debtor's financial inability; and

          (q) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

      1.15 "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower and raw materials, packaging materials, pallets and shells for such finished goods which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment;
(d) supplies used or consumed in Borrower's business; (e) Inventory at premises other than those owned and controlled by Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Lender's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral; (f) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (g) bill and hold goods; (h) unserviceable, obsolete or slow moving Inventory; (i) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (j) returned, damaged and/or defective Inventory; and (k) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

      1.16 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any governmental authority, (1) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (2) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (3) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

      1.17 "Equipment" shall mean all of Borrower's equipment now or at any time hereafter located at 2110 Harrison Street, Oshkosh, Wisconsin (excluding vehicles, but including without limitation, machinery, equipment, furniture, furnishings, tools, tooling, jigs, dies, fixtures and other equipment), and any and all substitutions and replacements thereof.

      1.18 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

      1.19 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

      1.20 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

      1.21 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

      1.22 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

      1.23 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of (i) the amount of the Revolving Loans available to Borrower as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and Value of Eligible Inventory, as determined by Lender, and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the aggregate amount of all trade payables of Borrower which are more than sixty (60) days past due as of such time.

      1.24 "Excluded Contract Rights" shall mean (i) all rights of Borrower under contracts, leases and other agreements, to the extent that such contract, lease or other agreement contains an enforceable prohibition against the grant of the security interest to Lender, but such rights shall only constitute "Excluded Contract Rights" until the necessary consents have been obtained or such prohibition has been rendered unenforceable or ineffective by reason of law, court proceeding, court order or otherwise and (ii) other than rights to payment, if any, for the production, delivery or sale of goods or the rendition of services arising thereunder and rights to payment arising under promotional or other marketing agreements, all franchises, franchise agreements, contract packing agreements, distributor agreements, license agreements (other than license agreements relating to the use of patents, trademarks, copyrights, or other intellectual property or applications therefor), contract manufacturing agreements, fountain syrup agreements, bottling agreements, license and bottling agreements, production and marketing agreements and all other similar agreements and all rights of Borrower thereunder; provided, that "Excluded Contract Rights" shall not include the proceeds of any of the foregoing.

      1.25 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.26 "Franchisors" shall mean each of the Persons party with Borrower to any franchise agreement, contract packing agreement, distributor agreement, license agreement (other than license agreements relating to the use of patents, trademarks, copyrights, or other intellectual property or applications therefor), contract manufacturing agreement, fountain syrup agreement, bottling agreement, license and bottling agreement, production and marketing agreement and all other similar agreements.

      1.27 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.15 and 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

      1.28 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

      1.29 "Indenture" shall mean that certain Indenture, dated as of August 15, 1993 among Borrower, Browne Bottling Company, and Bank of Oklahoma, National Association, as amended, modified or supplemented from time to time.

      1.30 "Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

      1.31 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

      1.32 "Interest Rate" shall mean, as to Prime Rate Loans, a rate of one-half of one (0.5%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of three (3.0%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that, in either case, as long as no Event of Default has occurred and is continuing, the Interest Rate shall be reduced by one-quarter of one (0.25%) percent per annum effective the first Business Day of the month following receipt of, and so long as, Borrower's audited consolidated financial statements as provided in accordance with Section 9.6(a) hereof reflect that Borrower's Consolidated Net Income for the previous twelve (12) month period is greater than zero (0); provided further, that, the Interest Rate shall mean the rate of two and one-half (2.5%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of five (5.0%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Lender's option, without notice, (a) for the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender, and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

      1.33 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods, packaging materials, pallets and shells for such finished goods and all other inventory of whatsoever kind or nature, wherever located.

      1.34 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase guarantees or other guarantees which are from time to time either (a) issued or opened by Lender for the account of Borrower or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

      1.35 "Loans" shall mean the Revolving Loans.

      1.36 "Maximum Credit" shall mean the amount of $20,000,000; provided, that, Borrower may, from time to time, reduce this amount by written notice, which shall be effective three (3) Business Days after receipt, to Lender in any increment of $1,000,000 or any multiple thereof as long as after giving effect thereto, there shall be no Event of Default, the Maximum Credit shall not be less than $5,000,000 and the Obligations outstanding at that time do not exceed the Maximum Credit as so revised.

      1.37 "Mortgages" shall mean, the Wisconsin Mortgage and Assignment of Rents, dated of even date herewith, by Borrower in favor of Lender with respect to the Real Property and related assets of Borrower located at 2110 Harrison Street, Oshkosh, Wisconsin, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.38 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

      1.39 "Obligations" shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

      1.40 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

      1.41 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

      1.42 "Permitted Tax Payment" shall mean, with respect to any taxable year of Borrower in which it joins in filing a consolidated federal income tax return with its parent company, a payment by Borrower to its parent in an amount not in excess of the lesser of (a) the hypothetical consolidated federal income tax liability (if any) of the affiliated group (within the meaning of Section 1504 of the Internal Revenue Code) of which Borrower would be the common parent (the "Borrower Group") if it were not a member of another affiliated group for that or any other taxable year and (b) the actual tax liability (if any) of the affiliated group of which Borrower is actually a member (the "Parent Group") for such year properly allocable to the Borrower Group; provided, however, that such payment shall be made by Borrower no earlier than the date on which the Parent Group is required to make federal income tax payments for such year to the Internal Revenue Service. In the event that Borrower's parent and any member of the Borrower Group join in filing any combined or consolidated (or similar) foreign, state or local income or franchise tax returns, then "Permitted Tax Payment" shall include payments with respect to such foreign, state or local income or franchise taxes determined in a manner as similar as possible to that provided in the preceding sentence for federal income taxes.

      1.43 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

      1.44 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

      1.45 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

      1.46 "Real Property" shall mean all now owned and hereafter acquired real property of Borrower located at 2110 Harrison Street, Oshkosh, Wisconsin, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in and subject to the Mortgages.

      1.47 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored, wherever the foregoing Records are maintained (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

      1.48 "Reference Bank" shall mean CoreStates Bank, N.A., or such other bank as Lender may from time to time designate.

      1.49 "Renewal Date" shall have the meaning provided in Section 12.1(a) hereof.

      1.50 "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

      1.51 "Seasonal Advance Rate" shall have the meaning provided in Section 2.1(a)(ii) hereof.

      1.52 "Seasonal Period" shall have the meaning provided in Section 2.1(a)(ii) hereof.

      1.53 "Senior Bond Repurchases" shall mean the purchase by All-American Bottling Financial Corporation of any of the Senior Bonds at a price not to exceed the lesser of market value thereof at the time of purchase or one hundred one (101%) percent of the face value of such Senior Bonds; provided, that at the time of such purchase, no Event of Default has occurred and is continuing, Borrower shall have given Lender written notice of such purchase at the time thereof and the Excess Availability after any such purchase exceeds
(a) $1,000,000, and (b) during any period in which the Seasonal Advance Rate is in effect, $2,000,000.

      1.54 "Senior Bonds" shall mean those certain 13% Senior Secured Notes due 2001 issued pursuant to the Indenture.

      1.55 "Subsidiary" shall mean as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

      1.56 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

      1.57 "Working Capital" shall mean as to any Person, at any time, in accordance with GAAP, on a consolidated basis for such Person and its Subsidiaries (if any), the amount equal to: current assets (excluding cash) less current liabilities (excluding current portion of long-term debt, non-compete and deferred compensation agreements associated with acquisitions); provided, that, as to Borrower, for purposes of Section 9.19 hereof, the liabilities of Borrower and its Subsidiaries to Lender under this Agreement shall not be considered current liabilities (whether or not classified as current liabilities in accordance with GAAP).


SECTION 2. CREDIT FACILITIES

     2.1 Revolving Loans.

          (a) Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the sum of:

              (i) eighty-five (85%) percent of the Net Amount of Eligible Accounts, plus

              (ii) the lesser of: (A) the sum of sixty-five (65%) percent of the Value of Eligible Inventory; provided, that the availability of Revolving Loans attributable solely to pallets shall not exceed $350,000 and the availability of Revolving Loans attributable solely to shells shall not exceed $1,000,000; provided further, that if no Event of Default has occurred and is continuing and if the Comparison Income Statement reflects actual pre-tax income (excluding extraordinary or one-time gains and non-cash extraordinary losses from the write-down/write-off of fixed assets or intangibles) in excess of seventy-five (75%) percent of pre-tax income shown on the Budget Income Statement for the preceding nine (9) months ending September 30, seventy-five (75%) percent (the "Seasonal Advance Rate") shall be used in place of sixty-five (65%) percent in the calculations provided for in this Section 2.1(a)(ii)(A) for the period beginning on the later of November 1 or fifteen (15) days after Lender's receipt of the Comparison Income Statement and ending on the next March 31 (the "Seasonal Period") (provided that in no event shall the use of seventy-five (75%) percent as provided in this section result in an increase in the amount of Revolving Loans available of more than $1,000,000), or (B) $10,000,000, less

              (iii) any Availability Reserves.

          (b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales for the ninety (90) day period then ended) has increased in any material respect over the prior month's dilution, or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has increased in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased in any material respect, or (C) the salable value (for sales in the ordinary course of Borrower's business) of the Inventory has deteriorated in any material respect. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

          (c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in
Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

          (d) For purposes only of applying the sublimit on Revolving Loans based on Eligible Inventory pursuant to Section 2.1(a)(ii)(B), Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

    2.2 Letter of Credit Accommodations.

          (a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

          (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to one and one-half (1.5%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to three and one-half (3.5%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

          (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of (A) the percentage equal to one hundred (100%) percent minus the then applicable percentage set forth in Section 2.1(a)(ii)(A) above of the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or
Section 2.2(c)(ii).

          (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed $5,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

          (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

          (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guarantees, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

          (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

    2.3 Availability Reserves. All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.

SECTION 3. INTEREST AND FEES

    3.1 Interest.

          (a) Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate applicable to Prime Rate Loans. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

          (b) Borrower may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $4,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to eighty (80%) percent of the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Lender (but with no obligation of Lender to make such Revolving Loans) and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

          (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default or event which, with the notice or passage of time, or both, would constitute an Event of Default, shall exist, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Loans then available to Borrower under Section 2 hereof. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

          (d) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

    3.2 Closing Fee. Borrower shall pay to Lender as a closing fee the amount of $100,000, of which $50,000 shall be payable on the date hereof and $50,000 shall be fully earned as of the date hereof and payable on the earlier of the first anniversary of the date hereof or the date on which this Agreement is terminated.

    3.3 Renewal Fee. Borrower shall pay to Lender a renewal fee in an amount equal to one-tenth of one (0.1%) percent of the Maximum Credit at any time that Lender extends the Renewal Date hereof in accordance with Section 12.1(a) hereof, payable on the effective date of any such extension.

    3.4 Servicing Fee. Borrower shall pay to Lender quarterly a servicing fee in an amount equal to $12,500 in respect of Lender's services for each quarter (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each quarter hereafter.

    3.5 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to one-quarter of one (0.25%) percent per annum (calculated based on a three hundred sixty (360) day year) calculated upon the amount by which $20,000,000 exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

    3.6 Changes in Laws and Increased Costs of Loans.

          (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

          (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section
6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.


SECTION 4. CONDITIONS PRECEDENT

    4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

          (a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by the existing lender or lenders to Borrower of their respective financing arrangements with Borrower and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of Borrower and each Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and Borrower or any Obligor, as debtor and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Borrower or any Obligor in favor of such existing lender or lenders, in form acceptable for recording in the appropriate government office;

          (b) Lender shall have received, in form and substance satisfactory to Lender, a valid and effective title insurance policy issued by a company and agent acceptable to Lender (i) insuring the priority, amount and sufficiency of the Mortgages, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage requested by Lender for protection of its interests;

          (c) Lender shall have received a Borrowing Base Certificate setting forth the Loans available to Borrower as of the date hereof as completed in a manner satisfactory to Lender and duly authorized, executed and delivered on behalf of Borrower;

          (d) the Excess Availability as determined by Lender, as of the date hereof, shall be not less than $2,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

          (e) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

          (f) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

          (g) no material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

          (h) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender, not more than five (5) Business Days prior to the date hereof;

          (i) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

          (j) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

          (k) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Financing Agreements and such other matters as Lender may request; and

          (l) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

    4.2 Conditions Precedent to All Loans and Letter of Credit
Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

          (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5. GRANT OF SECURITY INTEREST

      To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

       5.1  Accounts;

       5.2 all present and future contract rights, general intangibles (including insurance refunds, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in Equipment and Real Property), chattel paper, documents, instruments, letters of credit, bankers' acceptances and guarantees;

       5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (a) rights and remedies under or relating to guarantees, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

       5.4  Inventory;

       5.5  Equipment;

       5.6  Real Property;

       5.7  Records; and

       5.8 all products and proceeds of the foregoing, in any form, including insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing;

provided, that in no event shall the Collateral include Excluded Contract
Rights.


SECTION 6. COLLECTION AND ADMINISTRATION

    6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

    6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

    6.3 Collection of Accounts.

          (a) Borrower shall establish and maintain, at its expense, blocked accounts ("Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its agents, employees and independent contractors to directly deposit all payments received with respect to Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrower shall also cause all amounts received with respect to the sale or other disposition of any of Borrower's assets, including any proceeds of Excluded Contract Rights, to be paid or deposited directly to the Blocked Accounts. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

          (b) For purposes of calculating the amount of the Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Lender in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day.

          (c) Borrower and all of its Affiliates, Subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

    6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

    6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:30 a.m. Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

    6.6 Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.


SECTION 7. COLLATERAL REPORTING AND COVENANTS

    7.1 Collateral Reporting.

      (a) Borrower shall provide Lender with the following documents in a form satisfactory to Lender:

          (i) on a weekly basis (by 3:00 p.m. Chicago time on the second Business Day of each week) a Borrowing Base Certificate with attachments, in the form of Exhibit B attached hereto, setting forth Borrower's calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrower pursuant to the terms and conditions contained herein as of the last Business Day of the immediately preceding week as to (A) the Accounts and (B) Inventory in total cases, duly completed and executed by the chief financial officer or other appropriate financial officer acceptable to Lender, together with all schedules required by Lender; provided, that, without limiting any other rights of Lender, upon Lender's request, Borrower shall provide Lender on a daily basis with a Borrowing Base Certificate with attachments, in the form of Exhibit B (including total net sales, updated accounts receivable aging totals, agings by invoice or customer and Inventory in case totals by location) in the event that at any time either: (1) an Event of Default or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, or (2) Borrower shall have failed to deliver any Borrowing Base Certificate in accordance with the terms hereof, or (3) upon Lender's good faith belief, any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading, or (4) Excess Availability shall be less than $1,000,000 or five (5%) of the Maximum Credit;

          (ii) on a monthly basis (within fifteen (15) Business Days after the last Business Day of the previous month), a Borrowing Base Certificate with attachments, in the form of Exhibit C attached hereto, setting forth Borrower's calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrower pursuant to the terms and conditions contained herein as of the last Business Day of the immediately preceding month as to (A) the Accounts and (B) Inventory in total dollars by location, duly completed and executed by the chief financial officer or other appropriate financial officer acceptable to Lender, together with all schedules required by Lender, and on a monthly basis (within ten (10) days after the last Business Day of the previous month) accounts receivable agings by customer and location;

          (iii) on a monthly basis or more frequently as Lender may reasonably request, (A) perpetual inventory reports, (B) inventory reports by category and
(C) agings of accounts payable;

          (iv) upon Lender's request, (A) copies of customer invoices, statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower;

          (v) such other reports as to the Collateral as Lender shall request from time to time, including without limitation, an aging of accounts receivable detailed by invoice.

      (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Lender contained herein and in the event of any conflict or inconsistency between the calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrower as set forth in any Borrowing Base Certificate and as determined by Lender, the determination of Lender shall govern and be conclusive and binding upon Borrower. Without limiting the foregoing, Borrower shall furnish to Lender any information which Lender may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

    7.2 Accounts Covenants.

          (a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower's performance of any of its material obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor and (iii) any event or circumstance which, to Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

          (b) Without limiting the obligation of Borrower to deliver any other information to Lender, Borrower shall promptly report to Lender (i) any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of $25,000 and (ii) any recall by Borrower of any shipment of Inventory for quality control or health reasons or due to any reason which applies to more than one account debtor. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

          (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

          (d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

          (e) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

          (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

    7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender's request on or after an Event of Default, Borrower shall, at its expense, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);
(f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

    7.4 Equipment Covenants.  With respect to the Equipment: (a) upon
Lender's request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower; and (f) Borrower assumes all responsibility and liability arising from the use of the Equipment.

    7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor,
(viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof,
(ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and
(vi) execute in Borrower's name and file any UCC financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

    7.6 Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

    7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records, including the Records, or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.


SECTION 8. REPRESENTATIONS AND WARRANTIES

      Borrower, with respect to itself and each of its Subsidiaries, hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

    8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower, and each of its Subsidiaries, is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound, including without limitation, the Indenture and any and all agreements with Franchisors. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any Subsidiaries or Affiliates except as set forth on the Information Certificate.

    8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

    8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower's knowledge, the holders of any mortgages on such locations.

    8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

    8.5 Tax Returns. Borrower, and each of its Subsidiaries, has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower, and each of its Subsidiaries, has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or any Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

    8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its Subsidiaries, any of their assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower, its Subsidiaries or any their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower or any such Subsidiaries would result in any material adverse change in the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

    8.7 Compliance with Other Agreements and Applicable Laws. Neither Borrower nor any of its Subsidiaries is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, including without limitation, the Indenture and any and all agreements with Franchisors, and Borrower, and each of its Subsidiaries, is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

    8.8 Environmental Compliance.

          (a) Except as set forth on Schedule 8.8 hereto, neither Borrower nor any Subsidiary has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

          (b) Except as set forth on Schedule 8.8 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or any Subsidiary or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower, any of its Subsidiaries or their business, operations or assets or any properties at which Borrower or any Subsidiary has transported, stored or disposed of any Hazardous Materials.

          (c) Neither Borrower nor any Subsidiary has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

          (d) Borrower, and each of its Subsidiaries, has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower and each Subsidiary, as the case may be, under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

    8.9 Employee Benefits.

          (a) Neither Borrower nor any of its Subsidiaries has engaged in any transaction in connection with which Borrower, any Subsidiary or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.9(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

          (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower, any Subsidiary or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower, any Subsidiary or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

          (c) Full payment has been made of all amounts which Borrower, any Subsidiary or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in Section 8.9(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

          (d) The current value of all vested accrued benefits under all employee benefit plans maintained by Borrower or any Subsidiary that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.9(a) hereof and any accumulated funding deficiency described in Section 8.9(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

          (e) Neither Borrower, any Subsidiary nor any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA, except as described on Schedule 8.9 attached hereto.

    8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.10 hereto, subject to the right of Borrower to establish new accounts in accordance with Section 9.13 below.

    8.11 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower or any of its Subsidiaries in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

    8.12 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.


SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

    9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries (in accordance with the respective organizational documents, as they may be amended, of each Subsidiary) and all rights and franchises with respect to Borrower and its Subsidiaries and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on their businesses as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

    9.2 New Collateral Locations. Borrower may open any new location within the continental United States provided Borrower (a) gives Lender ten (10) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including UCC financing statements.

    9.3 Compliance with Laws, Regulations, Etc.

          (a) Borrower and each of its Subsidiaries shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws.

          (b) Borrower shall establish and maintain, at its expense, a system to assure and monitor its (and its Subsidiaries') continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of Borrower who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Lender. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

          (c) Borrower shall give both oral and written notice to Lender immediately upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or any Subsidiary or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects Borrower, any Subsidiary or their business, operations or assets or any properties at which Borrower or any Subsidiary transported, stored or disposed of any Hazardous Materials.

          (d) Without limiting the generality of the foregoing and solely with respect to the Real Property, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Lender's request and Borrower's expense:
(i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where Borrower's or any Subsidiary's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

          (e) Borrower and its Subsidiaries will conduct their businesses so as to comply in all material respects with all Environmental Laws in all jurisdictions in which any of them is or may at any time be doing business, including, without limitation, environmental, land use, occupational safety or health laws in all jurisdictions in which any of them is or may at any time be doing business, except to the extent that (i) Borrower or any of its Subsidiaries are contesting, in good faith by appropriate legal proceedings, any such Environmental Law or application thereof and (ii) any non-compliance therewith could not reasonably be expected to have a material adverse effect on Borrower, any of its Subsidiaries or any of their business or material properties; provided, that Borrower and each of its Subsidiaries shall comply with the order of any court or other governmental authority relating to such laws unless Borrower or its Subsidiaries shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review. Within thirty (30) days after Borrower learns of the enactment or promulgation of any Environmental Law which could reasonably be expected to have a material adverse effect on Borrower, any of its Subsidiaries or any of their business or properties, Borrower shall provide Lender with notice thereof. At the request of Lender, Borrower shall provide Lender with any additional information relating to environmental matters and any potential related liability resulting therefrom as Lender may reasonably request.

          (f) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower or any Subsidiary and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

    9.4 Payment of Taxes and Claims. Borrower shall, and shall cause its Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or any Subsidiary and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

    9.5 Insurance. Borrower shall, and shall cause each of its Subsidiaries to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its Affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

    9.6 Financial Statements and Other Information.

          (a) Borrower shall keep, and cause each of its Subsidiaries to keep, proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within thirty
(30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and, if Borrower has any Subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month; (ii) within ninety
(90) days after the end of each fiscal year, audited consolidated financial statements and, if Borrower has any Subsidiaries, unaudited consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended; (iii) prior to the beginning of each fiscal year, budgeted financial statements prepared in substantially the form of and on the same basis as that prepared for 1997, which is attached hereto as Exhibit D (the "Budgeted Financial Statements"); and (iv) as early as Borrower elects, a comparison of actual results of operations to the budgeted income statements set forth in the Budgeted Financial Statements for the nine (9) month period ending September 30 of such year (the "Comparison Income Statement").

          (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or condition, financial or otherwise and
(ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

          (c) Borrower shall promptly notify Lender in writing in the event that at any time after the delivery of a Borrowing Base Certificate by Borrower to Lender but prior to the delivery of the next Borrowing Base Certificate to be delivered by Borrower to Lender in accordance with the terms hereof: (i) the amount of Revolving Loans and Letter of Credit Accommodations available to Borrower pursuant to the terms and conditions contained herein (calculated without regard to the then outstanding Revolving Loans and Letter of Credit Accommodations) has decreased in any material respect due to an interruption of production or other material change with respect to Borrower's business, (ii) the Revolving Loans made by Lender to Borrower and/or Letter of Credit Accommodations outstanding at such time exceed the amount of the Revolving Loans and Letter of Credit Accommodations then available to Borrower under the terms hereof as a result of any decrease in the amount of Revolving Loans and Letter of Credit Accommodations then available and the amount of such excess, or (iii) Excess Availability is less than five (5.0%) percent of the Maximum Credit as a result of any decrease in the amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower pursuant to the terms and conditions contained herein.

          (d) Borrower shall promptly, after the sending or filing thereof, furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

          (e) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower and its Subsidiaries, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower or any Subsidiary to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and its Subsidiaries and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and any Subsidiaries and to disclose to Lender such information as they may have regarding the business of Borrower and any Subsidiaries. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

    9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except that any Subsidiary may be merged or consolidated with or into Borrower or any wholly-owned Subsidiary (provided that Borrower or such other wholly-owned Subsidiary shall be the surviving corporation), or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business and (ii) the disposition of worn-out or obsolete equipment or equipment no longer used in the business of Borrower so long as
(A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of $100,000 or equipment (including the Equipment) having an aggregate fair market value in excess of $200,000 disposed of in any fiscal year of Borrower), or (c) form or acquire any Subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

    9.8 Encumbrances. Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) the liens and security interests of Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or any Subsidiary and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's or any Subsidiary's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or any Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower or any Subsidiary as presently conducted thereon or materially impair the value of the real property which may be subject thereto; and (e) purchase money security interests in equipment (including capital leases) and purchase money mortgages on real estate not to exceed $3,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Borrower or any Subsidiary other than the equipment or real estate so acquired, and the indebtedness secured thereby is on terms no less favorable than would be obtained in an arms-length transaction and does not exceed the cost of the equipment or real estate so acquired, as the case may be.

    9.9 Indebtedness. Borrower shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except:

          (a)  the Obligations;

          (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower or any Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower or any Subsidiary, and with respect to which adequate reserves have been set aside on its books;

          (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

          (d) Senior Bonds; provided, that: (i) Borrower may only make regular scheduled payments of interest in accordance with the terms of the Indenture,
(ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any terms of the Indenture or any agreement, document or instrument related thereto without the prior written consent of Lender which will not unreasonably be withheld, or (B) except for Senior Bond Repurchases permitted pursuant to Section 9.10 hereof, redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices, demands or other materials concerning such indebtedness either received by Borrower or on its behalf, promptly after receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

          (e) loans made by financial institutions under margin arrangements to All-American Bottling Financial Corporation not to exceed $10,000,000 in the aggregate at any time outstanding and on terms and conditions acceptable to Lender for the purpose of making Senior Bond Repurchases; and

          (f) any other unsecured loans made by an officer or director of Borrower to Borrower or any of its Subsidiaries pursuant to an agreement acceptable to Lender and do not exceed an aggregate amount of $3,000,000 at any time outstanding.

    9.10 Loans, Investments, Guarantees, Etc.  Except in accordance with
Section 9.17 hereof, Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of Borrower or to bearer and delivered to Lender, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments; (c) the loans, advances and guarantees set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Lender all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; (d) Borrower may make investments in or loans to its wholly-owned Subsidiary, All-American Bottling Financial Corporation, to the extent necessary to fund Senior Bond Repurchases; (e) All-American Bottling Financial Corporation may make Senior Bond Repurchases so long as no default under this Agreement or any of the other Financing Agreements shall have occurred and be continuing or occur as a result thereof; and (f) any other loans, advances of money or property, investments in or purchases of stock, indebtedness, assets or property, or guarantees or endorsements not to exceed $250,000 in the aggregate at any time.

    9.11 Dividends and Redemptions. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, declare or pay any dividends on account of any shares of class of capital stock of Borrower or such Subsidiary now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; provided, that the foregoing shall not prohibit, so long as no Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, (a) the payment by Borrower to its parent company of dividends or other payments (or the making of loans or advances thereto) constituting Permitted Tax Payments or (b) the payment by Borrower of up to an additional $100,000 of dividends per annum in order to permit the parent to pay its directors' fees and other general and administrative expenses.

    9.12 Transactions with Affiliates. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than Borrower or such Subsidiary would obtain in a comparable arm's length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower or any Subsidiary except, (i) reasonable compensation to officers, employees and directors for services rendered to Borrower or any Subsidiary in the ordinary course of business and so long as no Event of Default has occurred and is continuing or shall occur as a result thereof, (ii) repayment of amounts owing pursuant to Section 9.9(f) hereof.

    9.13 Additional Bank Accounts. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.10 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by Borrower or such Subsidiary to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

    9.14 Compliance with ERISA.

          (a) Borrower shall not, and shall not permit any Subsidiary to, with respect to any "employee benefit plans" maintained by Borrower or any of its ERISA Affiliates: (i) terminate any of such employee benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower, any such Subsidiary or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under
Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

           (b) Borrower shall, and shall cause its Subsidiaries to, promptly forward to Lender any notices it receives (i) from the Pension Benefit Guaranty Corporation or the trustee of any "multiemployer plan" with respect to any "multiemployer plan" to which it is obligated to contribute or (ii) from any governmental authority or any member of any pension plan, with respect to any pension to which it is obligated to contribute.

           (c) As used in this Section 9.14, the terms "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

    9.15 Maintenance of Agreements. Borrower shall (a) maintain all agreements with Franchisors entered into before or during the term of this Agreement (including any renewal periods) and will not cancel, suspend, terminate or modify any such agreement in any material respect without the prior written consent of Lender and (b) promptly notify Lender of the termination, material amendment, or entering into (in which event Borrower shall provide a copy of such agreement to Lender) of any material agreement of Borrower.

    9.16 Maintenance of Property. Borrower agrees to keep, and to cause each of its Subsidiaries to keep, all property useful and necessary to its respective businesses in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of its properties.

    9.17 Acquisition Expenditures. Borrower shall not make, and shall not permit any Subsidiary to make, (a) any acquisition of additional business segments, franchise, contract packing or distribution rights, (b) any capital contribution or acquisition of capital stock or other similar interests in any other Person pursuant to which such Person shall become a Subsidiary of, or be merged into, Borrower or any of Borrower's Subsidiaries, or (c) any acquisition of the assets of any Person which constitute substantially all of an operating unit or business of such Person (individually and collectively, "Acquisition Expenditures") or a series of related Acquisition Expenditures in any year unless (i) both prior to and after giving effect thereto (and any Loans incurred in connection therewith) no Event of Default shall have occurred and be continuing and (ii) the amount of cash consideration paid by Borrower and its Subsidiaries at the closing of any single transaction in connection with which Acquisition Expenditures are made, less the net increase in the Revolving Loans available under Section 2.1(a) hereof as a result of any Inventory and Accounts purchased by Borrower in connection with such Acquisition Expenditures, shall not exceed $250,000.

    9.18 Senior Bond Interest. To the extent that the interest paid by Borrower in respect of the Senior Bonds pledged pursuant to Borrower's margin account (the "Margin Account") exceeds the interest due in respect of Borrower's indebtedness in the Margin Account (the "Excess"), Borrower shall cause All-American Bottling Financial Corporation, its wholly-owned Subsidiary, to request within two (2) Business Days after the payment by Borrower of interest on the Senior Bonds, that the financial institution holding such Senior Bonds immediately repay the Excess to All-American Bottling Financial Corporation. Notwithstanding the provisions of Section 9.12 hereof, Borrower shall cause All-American Bottling Corporation to pay, by dividend or otherwise, the Excess received in accordance with Section 9.12 hereof, to Borrower immediately upon its receipt.

    9.19 Working Capital. Borrower shall maintain Working Capital of not less than (a) $5,600,000 at September 30, 1997; (b) $3,000,000 at December 31,
1997; and (c) at the end of each quarterly period thereafter, amounts to be determined by Lender (based on seventy-five (75%) of the working capital levels set forth on the latest Budgeted Financial Statements delivered pursuant to
Section 9.6), provided, that, if Lender does not approve the latest Budgeted Financial Statements, and if Borrower and Lender do not agree upon revision thereto by January 31 of such year, Borrower shall be in default under this covenant.

    9.20 Adjusted Pre-Tax Net Income. Borrower's Adjusted Pre-Tax Net Income for (a) the quarter ending on September 30, 1997, shall be $100,000; (b) the six month period ending on December 31, 1997, shall be a loss of $1,100,000; and (c) at the end of each quarterly period thereafter, amounts (calculated on a cumulative basis for each fiscal year) to be determined by Lender (based on seventy-five (75%) of the Adjusted Pre-Tax Net Income set forth on the latest Budgeted Financial Statements delivered pursuant to Section 9.6), provided, that, if Lender does not approve the latest Budgeted Financial Statements, and if Borrower and Lender do not agree upon revision thereto by January 31 of such year, Borrower shall be in default under this covenant.

    9.21 Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) at any time after an Event of Default has occurred and is continuing, all out-of-pocket expenses and costs incurred by Lender from time to time during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $650 per person per day for Lender's examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

    9.22 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.


SECTION 10. EVENTS OF DEFAULT AND REMEDIES

    10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

          (a) Borrower fails to pay when due any of the Obligations or fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements;

          (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise, including without limitation, the Indenture and any and all material agreements with Franchisors, shall when made or deemed made be false or misleading in any material respect;

          (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

          (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $250,000 in any one case or in excess of $500,000 in the aggregate with all other outstanding judgments and which remains undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets which individually or in the aggregate with all other outstanding judgments (i) adversely affects a material amount of Borrower's assets or (ii) materially interferes with Borrower's ability to conduct its business;

          (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

          (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty
(30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property; or

          (i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $200,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under the Indenture, any agreement with a Franchisor, any other material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

          (j) any change in the controlling ownership of Borrower;

          (k) the indictment or threatened indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor;

          (l) there shall be a material adverse change in the business, assets or prospects of Borrower or any Obligor after the date hereof; or

          (m) there shall be an event of default under any of the other Financing Agreements.

    10.2 Remedies.

          (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

          (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

          (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

          (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.


SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS
              AND CONSENTS; GOVERNING LAW

    11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).

          (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the State of Illinois and the United States District Court for the Northern District of Illinois and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

          (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five
(5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

          (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

    11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

    11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

    11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

    11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.


SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS

    12.1 Term.

          (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, Lender may, at its option, extend the Renewal Date for a period of one (1) year beginning on the third anniversary of the date hereof and on each anniversary thereafter by giving Borrower notice at least sixty (60) days prior to the third anniversary of this Agreement, or any such anniversary thereafter, as the case may be. Lender or Borrower (subject to Lender's right to extend the Renewal Date as provided above) may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 2:00 p.m., Chicago time.

          (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

          (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated below; provided, however, no such termination fee shall be due or payable if (i) Borrower repays all outstanding Revolving Loans and Letter of Credit Accommodations within the one hundred twenty (120) day time period ending on the third anniversary of the date hereof or within the sixty (60) day time period ending on any renewal period as provided in Section 12.1(a) hereof, (ii) repayment of all Revolving Loans and Letter of Credit Accommodations is made from the proceeds of an initial public offering of securities issued by Borrower, or (iii) if Borrower refinances the loans contemplated by this Agreement with CoreStates Bank, N.A.:

                                  AMOUNT                 PERIOD

         (i)               2.0% of Maximum Credit   From the date hereof
                                                    to and including the
                                                    first anniversary
                                                    hereof
         (ii)              1.0% of Maximum Credit   From the first
                                                    anniversary hereof to
                                                    and including the
                                                    second anniversary
                                                    hereof
         (iii)             0.5% of Maximum Credit   From the second
                                                    anniversary hereof to
                                                    and including the
                                                    third anniversary
                                                    hereof
         (iv)              0.25% of Maximum Credit  If the term of this
                                                    Agreement is extended
                                                    for one (1) or more
                                                    additional one (1)
                                                    year periods as
                                                    provided above, from
                                                    the third anniversary
                                                    hereof to and
                                                    including the fourth
                                                    anniversary hereof
                                                    and for all one (1)
                                                    year periods
                                                    thereafter

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

    12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

    12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

    12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

    12.5 Confidentiality.

          (a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.5, or (v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

          (b) In no event shall this Section 12.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 12.5 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrower, (iii) require Lender to return any materials furnished by Borrower to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.5 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

    12.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

      IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

LENDER                                   BORROWER

CONGRESS FINANCIAL CORPORATION (Central) ALL-AMERICAN BOTTLING CORPORATION


By: RICHARD A. DICKARD                   By: STEPHEN R. KERR
    Richard A. Dickard                       Stephen R. Kerr
Title: Senior Vice President             Title: Vice President and Chief
                                                  Financial Officer

Address:                                 Chief Executive Office:

150 South Wacker Drive                   15 North Robinson
Suite 2200                               Suite 1200
Chicago, Illinois 60606-4204             Oklahoma City, Oklahoma 73102

                                   EXHIBIT A
                            INFORMATION CERTIFICATE

                                   EXHIBIT B
                FORM OF DAILY/WEEKLY BORROWING BASE CERTIFICATE

                                   EXHIBIT C
                  FORM OF MONTHLY BORROWING BASE CERTIFICATE

                                   EXHIBIT D
                         1997 BUDGET INCOME STATEMENT

                                 SCHEDULE 8.4
                                EXISTING LIENS

                                 SCHEDULE 8.8
                           ENVIRONMENTAL COMPLIANCE

                                 SCHEDULE 8.9
                              MULTIEMPLOYER PLANS

                                 SCHEDULE 8.10
                                 BANK ACCOUNTS

                                 SCHEDULE 9.10
                    EXISTING LOANS, ADVANCES AND GUARANTEES